As filed with the Securities and Exchange Commission on June 30, 2017
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________
WRIGHT MEDICAL GROUP N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
Prins Bernhardplein 200
1097 JB Amsterdam, The Netherlands
(+ 31) 20 521-4777
(Address of principal executive offices) (Zip code)
___________________________
Wright Medical Group N.V.
2017 Equity and Incentive Plan
(Full title of the plan)

Robert J. Palmisano
President and Chief Executive Officer
Wright Medical Group N.V.
Prins Bernhardplein 200
1097 JB Amsterdam, The Netherlands
(+ 31) 20 521-4777
(Name and address and telephone number, including area code, of agent for service)
Copies requested to:

Amy E. Culbert, Esq. Fox Rothschild LLP Campbell Mithun Tower, Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value €0.03 per share(3)	5,000,000 shares	$26.52	132,600,000.00	$15,368.34
Ordinary shares, par value €0.03 per share(4)	1,329,648 shares	$26.52	35,262,264.96	$4,086.90
Ordinary shares, par value €0.03 per share(5)	6,405,992 shares	$26.52	169,886,907.84	$19,689.89
_________________

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional ordinary shares of the registrant that become issuable under the Wright Medical Group N.V. 2017 Equity and Incentive Plan (the “Plan”) by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding ordinary shares are increased, converted or exchanged.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act and calculated based on the average of the high and low sales prices of the registrant’s Ordinary Shares, as reported on the NASDAQ Global Select Market on June 27, 2017.

(3)	Represents the registrant’s ordinary shares available for issuance under the Plan.

(4)
Represents the registrant’s ordinary shares remaining available for issuance under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan (the “Prior Plan”) and not subject to outstanding awards under the Prior Plan as of the effective date of the Plan, which have become available for grant under the Plan. These shares were previously registered on a registration statement on Form S-8 (Registration Statement No. 207230). A post-effective amendment to the foregoing registration statement on Form S-8 is being filed contemporaneously with the filing of this registration statement on Form S-8 to deregister such shares.

(5)
Represents the registrant’s ordinary shares remaining available for issuance under the Prior Plan and subject to outstanding awards as of the effective date of the Plan, which may become available for grant under the Prior Plan if such awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such shares.

EXPLANATORY NOTE
Wright Medical Group N.V. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), to register the following number of the Company’s ordinary shares, €0.03 par value per share (“Ordinary Shares”), issuable pursuant to awards under the Wright Medical Group N.V. 2017 Equity and Incentive Plan (the “Plan”):

•	5,000,000 Ordinary Shares; plus

•
1,329,648 Ordinary Shares remaining available for issuance under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan (the “Prior Plan”) and not subject to outstanding awards under the Prior Plan as of June 23, 2017, the effective date of the Plan (the “Effective Date”), which have become available for grant under the Plan; plus

•
6,405,992 Ordinary Shares subject to awards outstanding under the Prior Plan as of Effective Date, but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such Ordinary Shares after the Effective Date; and

•	such indeterminate number of Ordinary Shares as may become available under the Plan as a result of the adjustment provisions thereof.
The Plan was approved by the Company’s Board of Directors on February 16, 2017 and approved and adopted by the Company’s shareholders on June 23, 2017.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information*
Item 2. Registrant Information and Employee Plan Annual Information*

*
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act. Upon written or oral request, the Registrant will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

Part II
Information Required In The Registration Statement
Item 3. Incorporation of Documents by Reference
The following documents previously filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 25, 2016 (File No. 001-35065);

(b)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 26, 2017 (File No. 001-35065);

(c)	The Registrant’s current reports on Form 8-K filed with the Commission on December 29, 2016, April 25, 2017 and June 27, 2017 (File No. 001-35065);

(d)
The description of the Ordinary Shares contained in the Registrant’s registration statement on Form S-3 (Reg. No. 333-211115), under the heading “Description of Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the Commission.
Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers
The Registrant’s Articles of Association provide that the Registrant shall indemnify any of its directors against all adverse financial effects incurred by such person in connection with any action, suit or proceeding if such person acted in good faith and in a manner that reasonably could be believed to be in or not opposed to the Registrant’s best interests.
In addition, the Registrant has entered into indemnification agreements with its directors and officers, which are governed by the laws of the State of Delaware (USA), and provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s articles of association.
The Registrant currently maintains liability insurance for its directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.
Item 8. Exhibits
The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1
Articles of Association of Wright Medical Group N.V. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2016 (File No. 001-35065))

5.1	Opinion of Stibbe N.V. as to the validity of the shares to be issued (filed herewith)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Stibbe N.V. (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this registration statement)
99.1
Wright Medical Group N.V. 2017 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on June 27, 2017 (File No. 001-35065))

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on June 30, 2017.

WRIGHT MEDICAL GROUP N.V.

By: /s/ Robert J. Palmisano
Robert J. Palmisano
President, Chief Executive Officer and Executive Director
POWER OF ATTORNEY
We, the undersigned directors and officers of Wright Medical Group N.V., hereby severally constitute and appoint Robert J. Palmisano, Lance A. Berry and James A. Lightman, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement on Form S-8 and any and all post-effective amendments to said registration statement, and to file or cause to be filed the same, with all supplements, amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Executive Director (principal executive officer)	June 30, 2017

/s/ Lance A. Berry Lance A. Berry	Senior Vice President and Chief Financial Officer (principal financial officer )	June 30, 2017

/s/ Julie B. Andrews Julie B. Andrews	Vice President and Chief Accounting Officer (principal accounting officer )	June 30, 2017

/s/ Gary D. Blackford Gary D. Blackford	Non-Executive Director	June 30, 2017

/s/ John L. Miclot John L. Miclot	Non-Executive Director	June 30, 2017

/s/ Kevin C. O'Boyle Kevin C. O'Boyle	Non-Executive Director	June 30, 2017

/s/ Amy S. Paul Amy S. Paul	Non-Executive Director	June 30, 2017

/s/ David D. Stevens David D. Stevens	Chairman and Non-Executive Director	June 30, 2017

/s/ Richard F. Wallman Richard F. Wallman	Non-Executive Director	June 30, 2017

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Non-Executive Director	June 30, 2017

WRIGHT MEDICAL GROUP N.V.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Articles of Association of Wright Medical Group N.V.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K as filed with the Commission on July 1, 2016 (File No. 001-35065)
5.1	Opinion of Stibbe N.V. as to the validity of the shares to be issued	Filed herewith
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of Stibbe N.V.	Included as part of Exhibit 5.1
24.1	Power of Attorney	Included on signature page to this registration statement
99.1	Wright Medical Group N.V. 2017 Equity and Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on June 27, 2017 (File No. 001-35065)